Exhibit 99.1

99¢ ONLY STORES® REPORTS FOURTH QUARTER FISCAL 2011 DILUTED EPS OF $0.25, UP FROM $0.24 FOR THE FOURTH QUARTER OF FISCAL 2010

•	Fourth Quarter Fiscal 2011 Consolidated Income Before Taxes Increased 13.6% to $28.1 Million, or 7.4% of sales, up from $24.8 Million, or 7.3% of sales in Fiscal 2010

•	Full Year Fiscal 2011 Consolidated Income Before Taxes Increased 26.4% to $118.2 Million, or 8.3% of sales, up from $93.6 Million, or 6.9% of sales, in Fiscal 2010

•
Period comparisons were positively affected by the fiscal 2011 retail calendar which included an extra 14th and 53rd week in the fourth quarter and full year respectively; period comparisons were negatively affected by a shift in the timing of Easter sales and an increase in the effective tax provision rate

CITY OF COMMERCE, California – May 25, 2011 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) announced its financial results for the fourth quarter and full-year fiscal 2011 ended April 2, 2011. The Company’s fiscal 2011 began on March 28, 2010 and ended on April 2, 2011, and consisted of 53 weeks, with one additional week included in our fourth quarter. The Company plans to file its Annual Report on Form 10-K for fiscal 2011 tomorrow, May 26, 2011.

Highlights for the fourth quarter of fiscal 2011 compared to the fourth quarter of fiscal 2010:

▪
The Company’s retail sales for the fourth quarter of fiscal 2011, a 14-week period, were $366.4 million, compared to $328.6 million for the fourth quarter of fiscal 2010, a 13-week period. The additional week included in the fourth quarter of fiscal 2011 contributed an additional $26.9 million of retail sales. Same-store sales, calculated on a comparable 13-week period, increased 0.5%

▪	Consolidated gross margin decreased by 120 basis points to 39.9% of sales

▪	Product cost increased by 50 basis points to 57.1%

▪	Shrinkage was higher by 50 basis points at 2.8%

▪	Other items in cost of sales increased by 20 basis points to 0.2%

▪	Consolidated operating expenses decreased by 130 basis points to 30.6% of sales

▪	Retail operating costs decreased 30 basis points to 22.2%

▪	Distribution and transportation costs decreased 10 basis points to 4.8%

▪	Corporate G&A costs decreased 10 basis points to 3.3%

▪	Other operating expenses decreased 80 basis points to 0.3%

▪	Consolidated Income Before Taxes increased to $28.1 million, or 7.4% of revenues, from $24.8 million, or 7.3% of revenues

▪
Consolidated net income increased by $1.0 million to $17.9 million, or $0.25 per diluted share, versus $16.9 million in the prior year, or $0.24 per diluted share; the effective tax provision rate increased to 36.3% from 31.9% for the fourth quarter in the prior year

Eric Schiffer, CEO of 99¢ Only Stores®, stated, “We are pleased with the continued progress of our long-term operational improvement programs. Continuous improvement in all areas of our cost structure has enabled us to achieve a pre-tax profit margin of 7.4% for the fourth quarter of fiscal 2011 versus 7.3% for the same quarter in the prior year, and 8.3% for the full fiscal year versus 6.9% for the prior year. Despite continued improvement in our pre-tax profit margin, our net income as a percentage of sales declined for the fourth quarter to 4.7% versus 5.0% last year.  This percentage decline was primarily due to an increase in the effective tax rate from 31.9% of pre-tax income to 36.3% of pre-tax income, primarily due to one-time tax benefits in the fourth quarter of fiscal 2010.  We look forward to further discussing our results on today’s earnings release conference call.”

The details for participating in today’s conference call can be found following the financial discussion.

CONSOLIDATED RESULTS (including Non-Texas and Texas operations)

Total consolidated sales for the fourth quarter of fiscal 2011, a 14-week period, were $378.5 million compared to net sales of $339.3 million for the fourth quarter of fiscal 2010, a 13-week period.  The additional week included in the fourth quarter of fiscal 2011 contributed an additional $27.9 million of total sales. Same-store sales for the fourth quarter of fiscal 2011, calculated on a comparable 13-week period, increased 0.5% versus the fourth quarter of fiscal 2010 despite a negative effect from a change in the timing of Easter sales.  The fourth quarter of fiscal 2010 included the second and third weeks prior to Easter, whereas the last week of the fourth quarter of fiscal 2011 was four weeks prior to Easter.

Consolidated gross profit for the fourth quarter of fiscal 2011 was $150.9 million, compared to $139.4 million for the fourth quarter of the prior fiscal year.  The Company's consolidated gross profit margin was 39.9% for the fourth quarter of fiscal 2011 versus 41.1% for the fourth quarter of the prior fiscal year. Shrinkage was 2.8% of net sales for the fourth quarter of fiscal 2011 compared to 2.3% for the fourth quarter of fiscal 2010. Adjustments to reduce inventory reserves contributed to an unusually low shrinkage rate during the fourth quarter of fiscal 2010.  Additionally, cost of products sold increased to 57.1% of net sales for the fourth quarter of fiscal 2011 compared to 56.6% of net sales for the fourth quarter of fiscal 2010 primarily due to merchandise cost increases. The remaining change was mainly due to an increase in freight costs by 30 basis points for the fourth quarter of fiscal 2011, which was partially offset by decreases in other less significant items included in cost of sales.

Operating expenses were $115.7 million, or 30.6% of consolidated sales, for the fourth quarter of fiscal 2011 versus $108.3 million, or 31.9% of sales, for the fourth quarter of the prior fiscal year.  The Company’s improved operating expense ratio is a result of across-the-board decreases in the components of operating expense as a percentage of sales.  A primary driver of this improvement was lower payroll-related expenses as a result of improvement in labor productivity and a reduction in equity-based compensation expenses.

Consolidated operating income for the fourth quarter of fiscal 2011 was $27.9 million, compared to $24.4 million for the fourth quarter of fiscal 2010.  Operating income as a percentage of sales increased 20 basis points to 7.4% for the fourth quarter of fiscal 2011 versus 7.2% for the fourth quarter of last year.

Net income for the fourth quarter of fiscal 2011 increased to $17.9 million, or $0.25 per diluted share, compared to net income of $16.9 million, or $0.24 per diluted share, for the fourth quarter of fiscal 2010.  Net income as a percentage of sales declined to 4.7% versus 5.0% in the same quarter last year due to an increase in the effective tax provision rate from 31.9% to 36.3% of Income Before Taxes, primarily due to one-time tax benefits in the fourth quarter of fiscal 2010 associated with the expiration of the statutes of limitations for uncertain tax positions.

For the full fiscal year ended April 2, 2011, a 53-week period, net sales were $1,423.9 million, compared to $1,355.2 million in fiscal 2010, a 52-week period.  Net retail sales increased to $1,380.4 million, compared to $1,314.2 million for fiscal 2010, and included the benefit of an additional week in the fourth quarter of fiscal 2011 which contributed an additional $26.9 million of retail sales.  Annual same-store sales, calculated on a comparable 52-week period, increased 0.7% in fiscal 2011 compared to fiscal 2010.  Net income for fiscal 2011 was $74.3 million, or $1.05 per diluted share, compared to net income of $60.4 million, or $0.87 per diluted share, in fiscal 2010.  The fiscal 2011 net income results include proceeds from a legal settlement from a third party administrator related to workers’ compensation of approximately $2.2 million in the third quarter of fiscal 2011. The fiscal 2010 net income results include net lease termination and closing costs of approximately $2.5 million.

During fiscal 2011, the Company opened eleven stores, with six in California, two in Arizona and three in Texas, and closed one store in California upon expiration of its lease.  The Company currently operates 285 stores, with 211 stores in California, 35 in Texas, 27 in Arizona, and 12 in Nevada.

MANAGEMENT ANALYSIS OF CONSOLIDATED OPERATIONS

The Company will report the results of its non-Texas operations on a consolidated basis with its Texas operations in accordance with GAAP in its Annual Report on Form 10-K for fiscal 2011. The Company is also providing a management analysis in this release of its quarterly operating results including more detailed expense information and separate analyses for non-Texas and Texas operations.  Analysis and reconciliation to GAAP consolidated results is shown in Table 1 and Table 2 at the end of this release.  The Company believes it is meaningful for investors to review an analysis of its results of operations separately for non-Texas and Texas operations in addition to its consolidated results while the cost structure of its Texas operations is still materially different from the cost structure of its overall financial results.  The Company’s non-Texas operations comprise all of its operations in California, Arizona, and Nevada and generate approximately 92% of its retail sales revenue.  The analysis for Texas operations provided in Table 1 for the fourth quarter of fiscal 2011 and fiscal 2010 and also in Table 2 for fiscal year 2011 and 2010, includes only revenues and expenses incurred directly in the Texas operations, with no allocation of costs incurred in the California distribution centers or corporate offices; these unallocated, indirect costs are not material to non-Texas results but may be material to Texas results.  During fiscal 2010, Texas stores were operated under unusual conditions, with 11 stores closed during the first quarter and one store closed in the second quarter, and thus the comparison of fiscal 2011 quarterly results to fiscal 2010 quarterly results is not indicative of future comparisons for the ongoing operations of the 35 stores that currently remain open.  The non-GAAP financial measures in Table 1 and Table 2 should be viewed in addition to, and not as an alternative to, the Company’s consolidated financial statements prepared in accordance with GAAP.

Fourth Quarter Management Analysis of Non-Texas Operations

Highlights for the fourth quarter of fiscal 2011, a 14-week period, versus the fourth quarter of fiscal 2010, a 13-week period:

▪	Retail sales for the Company’s non-Texas retail operations were $336.8 million, compared to $302.1 million. Same-store sales, calculated on a comparable 13-week period, increased 0.7%

▪	Non-Texas gross margin decreased 50 basis points to 40.3% of sales

▪	Product cost increased 40 basis points to 57.0%

▪	Shrinkage decreased 10 basis points to 2.7%

▪	Non-Texas operating expenses decreased 90 basis points to 30.5% of sales

▪	Retail operating costs decreased 30 basis points

▪	Distribution and transportation costs increased 10 basis points

▪	Corporate G&A costs decreased 20 basis points

▪	Other operating expenses decreased 50 basis points

▪	Non-Texas operating income increased to $27.5 million, or 7.9% of sales, from $23.5 million, or 7.6% of sales

For the Company’s non-Texas operations compared to its consolidated results, non-Texas gross margin was 40 basis points higher at 40.3% and operating expenses were 10 basis points lower at 30.5%, resulting in an operating income contribution from non-Texas operations of 7.9% versus consolidated operating income of 7.4%.

The non-Texas operating income contribution for the fourth quarter of fiscal 2011 was $27.5 million, an operating margin of 7.9% of sales, compared to operating income of $23.5 million and an operating margin of 7.6% of sales for non-Texas for the same quarter of fiscal 2010, an improvement of 30 basis points.

Fourth Quarter Management Analysis of Texas Operations

For the Company’s Texas operations, the fourth quarter fiscal 2011 operating income was $0.4 million, compared to operating income of $0.9 million for the fourth quarter of fiscal 2010. The decrease in Texas operating income for the current quarter versus the same quarter last year was primarily due to an increase in merchandise purchase costs and the absence of an adjustment to our shrink reserves further described below. Texas continues to deliver a positive cash contribution.

Texas operating results for the fourth quarter of fiscal 2010 included a one-time reduction in shrink reserves of $1.8 million based on a shrink analysis performed during that quarter.  Texas operating results for the fourth quarter of fiscal 2010 also included lease termination costs of approximately $1.1 million relating to the closing of some of the Company’s Texas stores.

OUTLOOK

The Company believes that revenue growth in fiscal 2012 will primarily result from new store openings and increases in same-store sales. For fiscal 2012, the Company expects same-store sales to be positive in low single digits and plans to open at least 16 stores with most of its new stores expected to be opened in California. The first new stores should open in July and the majority of the store openings will be in the second half of fiscal 2012.

CASH AND LIQUIDITY

As of the end of the fourth quarter of fiscal 2011, the Company held $212.9 million in cash and short and long-term marketable securities, and had no debt.  The inventories at the end of the fourth quarter of fiscal 2011 were $191.5 million versus $171.2 at the end of fourth quarter of fiscal 2010.  The increase in inventories was primarily due to growth in the number of stores and increased in-stock levels at the stores.

CONFERENCE CALL DETAILS

The Company’s conference call to discuss its fiscal 2011 fourth quarter and the other matters described in this release is scheduled for today, Wednesday, May 25, 2011 at 1:30 p.m. Pacific Time.  You can participate in the live call by dialing (888) 771-4371 from the U.S.A. and (847) 585-4405 from international locations and entering confirmation code 29786462.  Please phone in approximately 9 minutes before the call is scheduled to begin and hold for a ConferencePlus operator to assist you.  Please inform the operator that you are calling in for 99¢ Only Stores’ fourth quarter fiscal 2011 earnings release conference call, and be prepared to provide the operator with your name, company name, and position if requested.  A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, June 8, 2011, by dialing (888) 843-7419 from the United States, or (630) 652-3042 from international locations, and entering confirmation code 29786462.

A copy of this earnings release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	April 2, 2011	March 27, 2010
ASSETS
Current Assets:
Cash	$16,723	$19,877
Short-term investments	184,929	155,657
Accounts receivable, net of allowance for doubtful accounts of $258 and $501 as of April 2, 2011 and March 27, 2010, respectively	1,655	2,607
Income taxes receivable	15,901	4,985
Deferred income taxes	30,049	36,419
Inventories, net	191,535	171,198
Other	11,213	4,978
Total current assets	452,005	395,721
Property and equipment, net	313,852	278,858
Long-term deferred income taxes	24,608	34,483
Long-term investments in marketable securities	11,232	14,774
Assets held for sale	7,356	7,356
Deposits and other assets	15,162	14,794
Total assets	$824,215	$745,986

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$45,163	$42,593
Payroll and payroll-related	15,598	15,097
Sales tax	6,544	5,635
Other accrued expenses	18,881	21,398
Workers’ compensation	42,430	47,023
Current portion of capital lease obligation	75	70
Total current liabilities	128,691	131,816
Deferred rent	8,678	8,844
Deferred compensation liability	4,924	4,274
Capital lease obligation, net of current portion	373	449
Other liabilities	—	181
Total liabilities	142,666	145,564
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value – authorized, 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, no par value – authorized, 200,000,000 shares; issued and outstanding, 70,327,068 shares at April 2, 2011 and 69,556,930 shares at March 27, 2010	253,039	246,353
Retained earnings	428,836	354,528
Other comprehensive loss	(326)	(459)
Total shareholders’ equity	681,549	600,422
Total liabilities and shareholders’ equity	$824,215	$745,986

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Years Ended
	April 2, 2011	March 27, 2010	March 28, 2009
	(53 Weeks)	(52 Weeks)	(52 Weeks)
Net Sales:
99¢ Only Stores	$1,380,357	$1,314,214	$1,262,119
Bargain Wholesale	43,521	40,956	40,817
Total sales	1,423,878	1,355,170	1,302,936
Cost of sales (excluding depreciation and amortization expense shown separately below)	842,756	797,748	791,121
Gross profit	581,122	557,422	511,815
Selling, general and administrative expenses:
Operating expenses (includes asset impairment of $0, $431 and $10,355 for the years ended April 2, 2011, March 27, 2010 and March 28, 2009)	436,034	436,608	464,635
Depreciation and amortization	27,605	27,398	34,266
Total selling, general and administrative expenses	463,639	464,006	498,901
Operating income	117,483	93,416	12,914
Other (income) expense:
Interest income	(865)	(1,117)	(3,508)
Interest expense	77	174	937
Other-than-temporary investment impairment due to credit loss	129	843	—
Other	(82)	(35)	1,578
Total other (income), net	(741)	(135)	(993)
Income before provision for income taxes and income attributed to noncontrolling interest	118,224	93,551	13,907
Provision for income taxes	43,916	33,104	4,069
Net income including noncontrolling interest	74,308	60,447	9,838
Net income attributable to noncontrolling interest	—	—	(1,357)
Net income attributable to 99¢ Only Stores	$74,308	$60,447	$8,481

Earnings per common share attributable to 99¢ Only Stores:
Basic	$1.06	$0.88	$0.12
Diluted	$1.05	$0.87	$0.12

Weighted average number of common shares outstanding:
Basic	69,963	68,641	69,987
Diluted	70,995	69,309	70,037

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Years Ended
	April 2, 2011	March 27, 2010	March 28, 2009
	(53 Weeks)	(52 Weeks)	(52 Weeks)
Cash flows from operating activities:
Net income including noncontrolling interest	$74,308	$60,447	$9,838
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,605	27,400	34,266
Loss on disposal of fixed assets	101	149	791
Gain on sale of partnership assets	—	—	(706)
Long-lived assets impairment	—	431	10,355
Investments impairment	129	843	1,677
Excess tax deficiency (benefit) from share-based payment arrangements	(1,020)	(1,885)	10
Deferred income taxes	13,321	(5,190)	(11,419)
Stock-based compensation expense	2,887	7,739	3,136

Changes in assets and liabilities associated with operating activities:
Accounts receivable	952	(117)	(346)
Inventories	(20,026)	(19,270)	(11,617)
Deposits and other assets	(6,222)	272	(435)
Accounts payable	844	5,482	10,619
Accrued expenses	2,749	3,368	11,678
Accrued workers’ compensation	(4,593)	2,659	1,550
Income taxes	(10,916)	(3,824)	1,551
Deferred rent	(166)	(1,474)	(345)
Other long-term liabilities	(181)	(2,158)	2,339
Net cash provided by operating activities	79,772	74,872	62,942

Cash flows from investing activities:
Purchases of property and equipment	(61,121)	(34,842)	(34,222)
Proceeds from sale of fixed assets	164	806	508
Purchases of investments	(69,317)	(81,104)	(60,739)
Proceeds from sale of investments	43,621	31,547	59,205
Proceeds from sale of partnership assets	—	—	2,218
Acquisition of partnership assets	—	—	(4,565)
Net cash used in investing activities	(86,653)	(83,593)	(37,595)

Cash flows from financing activities:
Repurchases of common stock	—	—	(12,878)
Repurchases of common stock related to issuance of Performance Stock Units	(2,260)	(2,667)	—
Acquisition of noncontrolling interest of a partnership	—	(275)	—
Payments of capital lease obligation	(72)	(65)	(59)
Proceeds from exercise of stock options	5,039	7,790	68
Excess tax benefit (deficiency) from share-based payment arrangements	1,020	1,885	(10)
Net cash provided by (used in) financing activities	3,727	6,668	(12,879)
Net (decrease) increase in cash	(3,154)	(2,053)	12,468
Cash - beginning of period	19,877	21,930	9,462
Cash - end of period	$16,723	$19,877	$21,930

99¢ ONLY STORES
Fourth Quarter Fiscal 2011 and 2010 Unaudited Management Analysis of Non-Texas and Texas Operations and Reconciliation to GAAP Statements
TABLE 1
Description	Non-Texas		Non-Texas		Texas		Texas		Consolidated		Consolidated
	Q4		Q4		Q4		Q4		Q4		Q4
($ millions) (3)	FY2011	% Sales	FY2010	% Sales	FY2011	% Sales	FY2010	% Sales	FY2011	% Sales	FY2010	% Sales
	(14 weeks)		(13 weeks)		(14 weeks)		(13 weeks)		(14 weeks)		(13 weeks)
Revenues
Retail	$336.8	97.2%	$302.1	97.1%	$29.6	92.9%	$26.5	94.9%	$366.4	96.8%	$328.6	96.9%
Bargain Wholesale	$9.8	2.8%	$9.2	2.9%	$2.3	7.1%	$1.4	5.1%	$12.1	3.2%	$10.6	3.1%
Total	$346.6	100.0%	$311.3	100.0%	$31.9	100.0%	$28.0	100.0%	$378.5	100.0%	$339.3	100.0%

Cost of Goods Sold
Purchase Cost	$197.7	57.0%	$176.0	56.6%	$18.6	58.3%	$16.0	57.3%	$216.2	57.1%	$192.1	56.6%
Shrinkage (1)	$9.2	2.7%	$8.6	2.8%	$1.5	4.7%	$(0.8)	(2.8%)	$10.7	2.8%	$7.8	2.3%
Other	$(0.0)	(0.0%)	$(0.5)	(0.2%)	$0.7	2.2%	$0.5	1.8%	$0.7	0.2%	$0.0	0.0%
Total Cost of Goods Sold	$206.8	59.7%	$184.1	59.2%	$20.8	65.2%	$15.8	56.4%	$227.6	60.1%	$199.9	58.9%

Gross Margin	$139.8	40.3%	$127.2	40.8%	$11.1	34.8%	$12.2	43.6%	$150.9	39.9%	$139.4	41.1%

Selling, General and Administrative Expenses
Retail Operating	$76.1	21.9%	$69.0	22.2%	$7.9	24.8%	$7.2	25.9%	$84.0	22.2%	$76.2	22.5%
Distribution and Transportation	$16.3	4.7%	$14.4	4.6%	$1.7	5.2%	$2.1	7.6%	$18.0	4.8%	$16.6	4.9%
Corporate G&A	$12.2	3.5%	$11.5	3.7%	$0.2	0.7%	$0.1	0.5%	$12.5	3.3%	$11.6	3.4%
Other (incl. Stock-comp) (2)	$1.2	0.4%	$2.7	0.9%	$0.0	0.2%	$1.2	4.2%	$1.3	0.3%	$3.9	1.1%
Operating Expenses	$105.8	30.5%	$97.6	31.4%	$9.8	30.8%	$10.7	38.2%	$115.7	30.6%	$108.3	31.9%
Depreciation & Amortization	$6.5	1.9%	$6.0	1.9%	$0.8	2.5%	$0.6	2.2%	$7.3	1.9%	$6.6	1.9%
Total Operating Expenses	$112.3	32.4%	$103.6	33.3%	$10.6	33.4%	$11.3	40.4%	$123.0	32.5%	$114.9	33.9%

Operating income (loss)	$27.5	7.9%	$23.5	7.6%	$0.4	1.4%	$0.9	3.2%	$27.9	7.4%	$24.4	7.2%

Other (Income) Expense									$(0.2)	(0.1%)	$(0.3)	(0.1%)

Income before provision for income taxes									$28.1	7.4%	$24.8	7.3%

Provision for Income Taxes									$10.2	2.7%	$7.9	2.3%

Net Income									$17.9	4.7%	$16.9	5.0%

EPS
Basic									$0.25		$0.24
Diluted									$0.25		$0.24
Shares Outstanding
Basic									70,241		68,814
Diluted									71,081		69,765

(1)	Shrinkage includes scrap, shrink and excess and obsolete inventory. Q4 Fiscal 2010 for Texas operations includes a one time reduction in shrink reserves of approximately $1.8 million.
(2)	Other SG&A includes Stock-based compensation and SG&A for the Bargain Wholesale division for Q4 Fiscal 2011 and 2010. Q4 Fiscal 2010 for Texas includes lease termination cost of $1.1 million.
(3)	Dollar amounts and percentages may not add up due to rounding.

99¢ ONLY STORES
Fiscal Year 2011 and 2010 Unaudited Management Analysis of Non-Texas and Texas Operations and Reconciliation to GAAP Statements
TABLE 2
Description	Non-Texas		Non-Texas		Texas		Texas		Consolidated		Consolidated
	Apr YTD		Mar YTD		Apr YTD		Mar YTD		Apr YTD		Mar YTD
($ millions) (3)	FY2011	% Sales	FY2010	% Sales	FY2011	% Sales	FY2010	% Sales	FY2011	% Sales	FY2010	% Sales
	(53 weeks)		(52 weeks)		(53 weeks)		(52 weeks)		(53 weeks)		(52 weeks)
Revenues
Retail	$1,265.8	97.2%	$1,203.9	97.2%	$114.5	94.5%	$110.3	95.1%	$1,380.4	96.9%	$1,314.2	97.0%
Bargain Wholesale	$36.9	2.8%	$35.2	2.8%	$6.6	5.5%	$5.7	4.9%	$43.5	3.1%	$41.0	3.0%
Total	$1,302.7	100%	$1,239.2	100%	$121.1	100%	$116.0	100%	$1,423.9	100%	$1,355.2	100%

Cost of Goods Sold
Purchase Cost	$733.2	56.3%	$694.3	56.0%	$69.7	57.6%	$66.0	56.9%	$802.9	56.4%	$760.3	56.1%
Shrinkage (4)	$32.9	2.5%	$33.9	2.7%	$3.4	2.8%	$1.8	1.6%	$36.3	2.5%	$35.7	2.6%
Other	$1.2	0.1%	$(0.3)	0.0%	$2.4	2.0%	$2.0	1.7%	$3.6	0.3%	$1.7	0.1%
Total Cost of Goods Sold	$767.2	58.9%	$727.9	58.7%	$75.5	62.4%	$69.8	60.2%	$842.8	59.2%	$797.7	58.9%

Gross Margin	$535.5	41.1%	$511.2	41.3%	$45.6	37.6%	$46.2	39.8%	$581.1	40.8%	$557.4	41.1%

Selling, General and Administrative Expenses
Retail Operating	$289.0	22.2%	$279.9	22.6%	$30.6	25.2%	$30.4	26.2%	$319.6	22.5%	$310.3	22.9%
Distribution and Transportation	$60.2	4.6%	$58.7	4.7%	$7.4	6.1%	$7.7	6.6%	$67.5	4.7%	$66.3	4.9%
Corporate G&A	$44.9	3.4%	$45.8	3.7%	$0.8	0.7%	$1.2	1.1%	$45.7	3.2%	$47.0	3.5%
Other (incl. Stock-comp and long-lived asset impairment) (1)	$3.1	0.2%	$10.9	0.9%	$0.1	0.1%	$2.1	1.8%	$3.2	0.3%	$13.0	1.0%
Operating Expenses	$397.2	30.5%	$395.2	31.9%	$38.8	32.1%	$41.4	35.7%	$436.0	30.6%	$436.6	32.2%
Depreciation & Amortization	$24.3	1.9%	$24.8	2.0%	$3.3	2.8%	$2.6	2.3%	$27.6	1.9%	$27.4	2.0%
Total Operating Expenses	$421.4	32.4%	$419.9	33.9%	$42.2	34.8%	$44.1	38.0%	$463.6	32.6%	$464.0	34.2%

Operating income (loss)	$114.1	8.8%	$91.3	7.4%	$3.4	2.8%	$2.1	1.8%	$117.5	8.3%	$93.4	6.9%

Other (Income) Expense (2)									$(0.7)	(0.1%)	$(0.1)	0.0%
Income before provision (benefit) for income taxes									$118.2	8.3%	$93.6	6.9%

Provision for Income Taxes									$43.9	3.1%	$33.1	2.4%
Net Income									$74.3	5.2%	$60.4	4.5%

EPS
Basic									$1.06		$0.88
Diluted									$1.05		$0.87
Shares Outstanding
Basic									69,963		68,641
Diluted									70,995		69,309

(1)
Other SG&A includes Stock-based compensation and SG&A for the Bargain Wholesale division. Fiscal 2011 Other SG&A also includes a legal settlement receipt of $2.2 million.  For  Fiscal 2010, other SG&A includes approximately $2.5 million lease termination and closing costs related to the Company's Texas operations and a $0.4 million of long-lived asset impairments related to a store in California.

(2)	Other (Income) Expense includes $0.1 million and $0.8 million of investment impairment charges related to credit losses for Fiscal 2011 and Fiscal 2010, respectively.
(3)	Dollar amounts and percentages may not add up due to rounding.
(4)	Shrinkage includes scrap, shrink and excess and obsolete inventory.

*                         *                         *                         *                         *
Founded over 25 years ago, 99¢ Only Stores® operates 285 extreme value retail stores with 211 in California, 35 in Texas, 27 in Arizona and 12 in Nevada. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods. The Company’s New York Stock Exchange symbol is NDN.

Safe Harbor Statement

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, the results of operations for fiscal 2012, the business and growth strategies of the Company, planned new store openings, and trends affecting the financial condition or results of operations of the Company. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available at www.99only.com.  Contact Angela Thurstan, 323-881-1272.